November 15, 2017 – 8:30am EDT

Air Industries Group Announces:

•        Sales for Three Months increased by over 19% for the three months and nearly 10% and for the nine months over 2016,

•        Operating Loss for both the Three and Nine Months narrows,

•        Lou Melluzzo assumes Chief Executive Officer Role

Hauppauge, NY – Globe Newswire – November 15, 2017 –

Air Industries Group (NYSE AMEX: AIRI) - Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, announced financial results for the three and nine months ended September 30, 2017

For the Three Months ended September 30, 2017: Revenue for the three months was $17.3 million, an increase of approximately $1.6 million or 10.2% from approximately $15.7 million in the prior year. Excluding the revenue from AMK, which was sold in January 2017, revenue for the three months increased by $2.8 million or 19.7%.

Net loss from operations for the three months ended September 30, 2017, decreased by $1.4 million to $0.9 million compared with $2.3 million for the prior year. Net loss before tax was $2.9 million, a decrease of approximately $0.5 million from a loss of approximately $3.4 million in the prior year.

For the Nine Months ended September 30, 2017: Revenue for the nine months was $50.5 million, a slight increase of approximately $0.3 million or .6% from approximately $50.2 million in the prior year. However, excluding revenue related to the AMK subsidiary, which was sold in January 2017, revenue for the nine months increased by $4.5 million or 9.9%.

Net loss from operations for the nine months ended September 30, 2017, decreased by $1.3 million to $2.6 million compared with $3.9 million for the prior year. Net loss before tax was $6.2 million, an increase of approximately $0.4 million from a loss of approximately $5.8 million in the prior year.

The Company’s funded 18-month backlog totaled $90 million at December 31, 2016 and for the nine months ended September 30, 2017, increased by $12 million to a total of approximately $102 million. For the nine months ended September 30, 2017, new business bookings totaled $56.7 million: A book-to-bill ratio of 112%.

Mr. Peter Rettaliata Acting CEO of Air Industries Group commented: “We are encouraged, but not satisfied with our results for the quarter and nine months that just ended. We continue to increase revenue quarter over quarter and in comparison with the prior year. We are most encouraged by the reduction in our loss from operations for both the three and nine month periods of 2017 versus the prior year. We look forward to returning Air Industries to profitability.

In October our shareholders approved our restructuring plan which converted both our preferred stock and over $4 million of debt to common stock. This has strengthened our balance sheet and reduced our interest expense going forward. Both will enhance our ability to perform against our growing backlog.

Mr. Michael Taglich, Chairman of the Board of Air Industries Group commented: “The Board of Directors has decided to elevate Lou Melluzzo to the position of Chief Executive Officer of the Company. Pete Rettaliata, together with two of our other directors Mike Brand and Dave Buonanno, has provided exceptional leadership during this difficult period. The Board is confident that Lou’s depth of experience will accelerate our return to profitability. At our recent Board of Directors meeting our long-time Director and Chairman of our Audit Committee, Seymour Siegel retired from the Board. Sy Siegel was a pleasure to work with and on behalf of all the shareholders; we thank him for his service and dedication to the Company. At this same Board meeting, Michael Porcelain was named to the Board and as Chairman of the Audit Committee.”

Conference Call

Air Industries will host a conference call on Thursday, November 16, 2017 at 08:30AM EDT

Conference Toll-Free Number 1-855-719-5007

Conference ID – 704 3919

Passcode – 312 843

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine & Engine products.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

631.881.4913

ir@airindustriesgroup.com